EXHIBIT I

                                                               EXECUTION VERSION


                            EQUITY PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               XO HOLDINGS, INC.,

                                   as Seller;

                             XO COMMUNICATIONS, INC.

                                 as the Company,

                                       AND

                               ELK ASSOCIATES LLC

                                    as Buyer


                          DATED AS OF NOVEMBER 4, 2005


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1  DEFINITIONS.........................................................2
         1.1 Certain Defined Terms.............................................2
         1.2 Construction.....................................................11

ARTICLE 2  TERMS OF THE TRANSACTION...........................................12
         2.1 Agreement to Sell and to Purchase the Equity Interests...........12
         2.2 Purchase Price and Payment.......................................12
         2.3 Calculation and Payment of Adjustment Amount.....................12

ARTICLE 3  CLOSING............................................................14
         3.1 Closing..........................................................14
         3.2 Deliveries by Seller.............................................14
         3.3 Deliveries by the Buyer..........................................15

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF XO AND SELLER....................15
         4.1 The Company and the Subsidiaries.................................15
         4.2 Charter and Bylaws...............................................16
         4.3 Authority Relative to this Agreement.............................16
         4.4 No Conflicts.....................................................17
         4.5 Financial Statements.............................................17
         4.6 Absence of Certain Changes.......................................18
         4.7 Litigation.......................................................18
         4.8 Regulatory Consents..............................................18
         4.9 Communications Regulatory Matters................................18
         4.10 Compliance with Applicable Laws.................................19
         4.11 Commitments.....................................................20
         4.12 Financial Advisory Fees.........................................20
         4.13 Taxes...........................................................21
         4.14 Company Employee Plans..........................................21
         4.15 Intellectual Property; Technology...............................23
         4.16 Environmental Matters...........................................24
         4.17 Insurance.......................................................24
         4.18 Property........................................................24
         4.19 Recommendation of Special Committee and Opinion of Financial
              Advisor.........................................................25
         4.20 No Other Representations........................................25

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE BUYER........................25
         5.1 Corporate Organization...........................................25
         5.2 Authority Relative to This Agreement.............................25
         5.3 No Conflict......................................................26
         5.4 Consents, Approvals, and Licenses................................26
         5.5 Financing........................................................26
         5.6 Legal Proceedings................................................26
         5.7 Brokerage Fees...................................................26
         5.8 Tax Treatment....................................................26

ARTICLE 6  CONDUCT OF THE COMPANY AND THE SUBSIDIARIES PENDING CLOSING........27
         6.1 Conduct and Preservation of the Company and the Subsidiaries.....27
         6.2 Restrictions on Certain Actions..................................27

ARTICLE 7  ADDITIONAL AGREEMENTS..............................................29
         7.1 Access to Information and Confidentiality........................29
         7.2 Antitrust, FCC and Other Authorizations and Consents.............31
         7.3 Alternative Transactions.........................................32
         7.4 Employee Benefit Matters.........................................34
         7.5 Public Announcements.............................................36
         7.6 Restructuring Merger; Stockholder Approval; Preparation of Proxy
             Statement........................................................36
         7.7 Fees and Expenses................................................37
         7.8 Transfer Taxes...................................................37
         7.9 Action Regarding Indemnities.....................................37
         7.10 Casualty Loss...................................................37
         7.11 Excluded Assets.................................................38
         7.12 Use of Trademarks...............................................38
         7.13 Insurance.......................................................39
         7.14 Real Property Rights............................................39
         7.15 Termination of Representation and Warranties/Disclaimer.........40

ARTICLE 8  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY..................41
         8.1 Legal Proceedings................................................41
         8.2 HSR Act, FCC Approval and Consents...............................41
         8.3 Restructuring Merger/ Limited Liability Agreement Amendment......41
         8.4 Stockholder Approval.............................................41

ARTICLE 9  CONDITIONS TO OBLIGATIONS OF SELLER................................41
         9.1 Representations and Warranties True..............................41
         9.2 Covenants and Agreements Performed...............................42
         9.3 Fairness Opinion.................................................42

ARTICLE 10  CONDITIONS TO OBLIGATIONS OF THE BUYER............................42
         10.1 Representations and Warranties True.............................42
         10.2 Covenants and Agreements Performed..............................42
         10.3 No Material Adverse Change......................................42

ARTICLE 11  TERMINATION, AMENDMENT AND WAIVER.................................42
         11.1 Termination.....................................................42
         11.2 Effect of Termination...........................................44

ARTICLE 12  TAX MATTERS.......................................................44
         12.1 Tax Sharing Agreements..........................................44
         12.2 Tax Return Preparation..........................................44
         12.3 Tax Allocation for Periods Through the Closing Date.............44
         12.4 Use of Consistent Tax Practices.................................44
         12.5 Refunds or Credits..............................................45
         12.6 Filing of Amended Returns.......................................45
         12.7 Assistance and Cooperation......................................45
         12.8 Buyer's Indemnity for Post Closing Transactions.................46
         12.9 Post-Closing Treatment..........................................46
         12.10 Tax Claim Notices..............................................46
         12.11 Pre-Closing Tax Period Tax Claims..............................46
         12.12 Survival.......................................................47

ARTICLE 13  INDEMNITY FOR EXCLUDED LIABILITIES................................47
         13.1 Indemnity.......................................................47
         13.2 Survival........................................................47

ARTICLE 14  OTHER PROVISIONS..................................................47
         14.1 Notices.........................................................47
         14.2 Entire Agreement................................................48
         14.3 Binding Effect; Assignment; No Third Party Benefit..............48
         14.4 Severability....................................................49
         14.5 Governing Law...................................................49
         14.6 Consent to Jurisdiction.........................................49
         14.7 Further Assurances..............................................49
         14.8 Counterparts....................................................49
         14.9 Disclosure......................................................49
         14.10 Amendment; Waiver..............................................49


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DISCLOSURE SCHEDULES AND EXHIBITS

Disclosure Schedules

Schedule 1.1(a)            -        List of Subsidiaries
Schedule 1.1(b)            -        List of Indirect Subsidiaries
Schedule 1.1(c)            -        List of Seller Personnel
Schedule 1.1(d)            -        List of Buyer's Personnel
Schedule 1.1(e)            -        Permitted Encumbrances
Schedule 1.1(f)            -        Certain Stockholders
Schedule 2.3(a)            -        Baseline Working Capital
Schedule 2.4(a)            -        Reference Balance Sheet
Schedule 3.2(b)            -        Related Company Agreements
Schedule 4.1(b)            -        Encumbrances
Schedule 4.1(c)            -        Options
Schedule 4.1(d)            -        Qualifications
Schedule 4.4               -        No Conflict
Schedule 4.5               -        Financial Statements
Schedule 4.6               -        Absence of Certain Changes
Schedule 4.7(a)            -        Litigation
Schedule 4.7(b)            -        Orders, Judgments or Decrees
Schedule 4.8               -        Consents
Schedule 4.9(a)            -        Communications Licenses and Local
                                    Authorizations
Schedule 4.9(b)            -        Communications Licenses
Schedule 4.9(c)(ii)        -        Notice of Violations
Schedule 4.10              -        Compliance with Laws
Schedule 4.11              -        Commitments
Schedule 4.13(a)           -        Tax Returns
Schedule 4.13(b)           -        Tax Encumbrances/Deficiencies
Schedule 4.14(a)           -        Employee Plans
Schedule 4.14(j)           -        Collective Bargaining Agreements and Labor
                                    Union Contracts
Schedule 4.15              -        Intellectual Property
Schedule 4.16              -        Environmental Matters
Schedule 4.17(a)           -        Insurance
Schedule 4.17(b)           -        Pending Insurance Claims
Schedule 4.18(a)           -        Owned Real Property
Schedule 4.18(b)           -        Leased Real Property
Schedule 6.2               -        Certain Actions of the Company and the
                                    Subsidiaries
Schedule 6.2(h)            -        Capital Expenditures Budget
Schedule 6.2(k)            -        Accounting Policies
Schedule 7.4(a)(i)         -        Retained Employees
Schedule 7.4(a)(ii)        -        Transferred Employees
Schedule 7.11              -        Excluded Assets
Schedule 7.12(a)           -        Trademarks
Schedule 8.2               -        Government Approvals


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Exhibits
--------

Exhibit A                  -        Agreement and Plan of Merger
Exhibit B                  -        Limited Liability Agreement Amendment
Exhibit C                           Reference Balance Sheet
Exhibit D                  -        Stockholder Agreement
Exhibit E                  -        Tax Termination and Indemnity Agreement
Exhibit F                           Guaranty

                            EQUITY PURCHASE AGREEMENT

     THIS EQUITY PURCHASE AGREEMENT (this "Agreement"), dated as of November 4, 2005, between XO HOLDINGS, INC., a Delaware corporation ("Seller"), XO COMMUNICATIONS, INC., a Delaware corporation ("XO" or as further defined in Section 1.1 below, the "Company") and Elk Associates LLC, a Delaware limited liability company ("Buyer"). Seller, the Company and Buyer are referred to herein sometimes individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

     WHEREAS, (a) XO has formed Seller as its wholly-owned subsidiary; (b) Seller has formed XO Communications, LLC as its wholly-owned subsidiary ("Merger Sub"); and prior to Closing (i) XO will merge with and into Merger Sub (with Merger Sub being the surviving corporation ("XO LLC")) and (ii) the common and preferred stockholders of XO will receive stock of Seller in the merger pursuant to an agreement and plan of merger substantially in the form attached as Exhibit A hereto (the "Restructuring Merger");

     WHEREAS, prior to the Closing, the Company will distribute the Excluded Assets to Seller;

     WHEREAS, immediately prior to Closing, Seller will own all of the issued and outstanding membership interests of XO LLC (the "Equity Interests");

     WHEREAS, the stockholder of the Seller listed on Schedule 1.1(f) has entered into a Stockholders Agreement dated the date hereof;

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Equity Interests after consummation of the Restructuring Merger, upon the terms and subject to the conditions in this Agreement; and

     WHEREAS, the Board formed a special committee comprised of three of the independent directors of Seller (the "Special Committee") to, among other things, consider and evaluate the terms of the Restructuring Merger and strategic alternatives available to the Company, including the related sale of Equity Interests to Buyer on the terms and conditions set forth herein;

     WHEREAS, after due deliberation and consideration of various relevant factors, the Special Committee determined that the sale of Equity Interests to Buyer on the terms and conditions set forth herein is advisable and in the best interests of Seller and its stockholders, taken as a whole, and, accordingly, has recommended that the Board approve the transactions contemplated by this Agreement and by the Related Documents; and

     WHEREAS, the Board, based on the Recommendation of the Special Committee, has determined that the sale of Equity Interests to Buyer is advisable and in the best interests of Seller and its stockholders and, accordingly, has approved the sale of Equity Interests to Buyer and has directed that the sale of Equity Interests to Buyer be submitted to the stockholders of Seller for consideration at a special meeting of stockholders of Seller (the "Special Meeting").

     NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given to it below:

     "Adjustment  Amount"  has the  meaning  assigned  to such  term in  Section
2.3(a).

     "Adjustment Statement" has the meaning assigned to such term in Section 2.3(a).

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have correlative meanings. Notwithstanding the foregoing, solely for purposes of the definitions set forth in this Agreement, unless expressly indicated otherwise, (i) in no event shall the Buyer, on the one hand, and Seller, the Company or any Subsidiary, on the other hand, be deemed to be Affiliates of each other, (ii) Affiliates of the Buyer shall only be deemed to be Affiliates of Seller, the Company or any Subsidiary if they are Affiliated other than solely by reason of their relation to Buyer and (iii) Affiliates of Seller, the Company or any Subsidiary shall only be deemed to be Affiliates of the Buyer if they are Affiliated other than solely by reason of their relation to Seller, the Company or any Subsidiary.

     "Agreement" has the meaning assigned to such term in the Preamble.

     "Allegiance Litigation" means In re Allegiance Telecom, Inc., et al., Case No. 03-13057 (RDD), Ch.11,(Jointly Administered), U.S.B.C., S.D.N.Y.

     "Alternative Transaction" has the meaning assigned to such term in Section 7.3(a).

     "Applicable Environmental Laws" means any and all Applicable Laws in effect as of the date of this Agreement pertaining to protection of the environment in effect in any and all jurisdictions in which the Company or any Subsidiary conducts operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

     "Applicable Law" means any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or its property is subject.

     "ATLT" means the Allegiance Telecom Liquidating Trust.

     "Balance Sheet Date" means June 30, 2005.

     "Baseline Working Capital" means $-138,643,000, with the calculations setting forth the Baseline Working Capital set forth on Schedule 2.3(a).

     "Base Purchase Price" means $700 million.

     "Board" means the Board of Directors of the Company.

     "Business" means the business as conducted by the Company on the date hereof, including, without limitation, the business of delivering telecommunications services (including local and long distance voice, Internet access, private data networking and hosting services) through a national telecommunications network to business customers; excluding, however, for all purposes under this Agreement or any of the Related Documents the business of owning and operating licenses to deliver telecommunications services via local multipoint distribution service, (LMDS), wireless spectrum currently conducted by the Company through LMDS Holdings as described in the LMDS business plan developed by the Company as of the date hereof.

     "Buyer" has the meaning assigned to such term in the Preamble.

     "Buyer Employee Plans" has the meaning assigned to such term in Section 7.4(d).

     "Closing" means the closing of the transactions contemplated hereby.

     "Closing Date" means the date on which the Closing occurs.

     "Closing  Date  Balance  Sheet" has the  meaning  assigned  to such term in
Section 2.3(a).

     "COBRA Continuation Coverage" means the notice and health care continuation coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commercially   reasonable   efforts"  means  efforts  in  accordance  with
reasonable commercial practice and without the incurrence of unreasonable expense.

     "Common Securities" means the Company's common stock prior to the Restructuring Merger, par value $0.01 per share and Seller's common stock, par value $0.01 per share subsequent to the Restructuring Merger (but prior to the Closing Date).

     "Commitments" has the meaning assigned to such term in Section 4.11.

     "Communications Licenses" has the meaning assigned to such term in Section 4.9(a).

     "Company" has the meaning assigned to such term in the Preamble, and, as the context requires, this term also refers to XO's successor, XO LLC, following the Restructuring Merger.

     "Company Employee Plans" means those Employee Plans established, maintained or contributed to by the Company or any Subsidiary for the benefit of their current or former employees as of the date of this Agreement, all of which are listed on Schedule 4.14(a).

     "Competing Bidder" has the meaning separately agreed to by the Parties.

     "Competing Proposal" means a bona fide written proposal for an Alternative Transaction made by the Competing Bidder on or prior to November 15, 2005, including a form of definitive agreement theretofore approved by the Board of Directors of the Competing Bidder and which the Competing Bidder is prepared to execute and deliver at any time during the succeeding three business days and which the Special Committee shall have reasonably determined, within two business days of receipt of such proposal, to be a Superior Proposal.

     "Credit Agreement" means the Amended and Restated Credit and Guaranty Agreement, dated as of January 16, 2003, as amended, by and among the Company, certain subsidiaries of the Company, Mizuho Corporate Bank, Ltd. and Various Lenders named therein; provided, however, that for purposes of this Agreement, the term "Credit Agreement" shall also include all Credit Documents (as defined in the Credit Agreement) thereunder.

     "Current  Employee  Benefits"  has the  meaning  assigned  to such  term in
Section 7.4(d).

     "Disclosure Documents" means the Company's Annual Report on Form 10-K for the year ended December 31, 2004, Seller's Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2005 and June 30, 2005 and any periodic or current reports filed by the Company or Seller with the SEC after the date hereof, together in each case with any documents incorporated by reference therein.

     "Disclosure Schedules" means the disclosure schedules of Seller.

     "Dispute" has the meaning assigned to such term in Section 14.11.

     "Dispute Deadline Date" has the meaning assigned to such term in Section 2.3(c).

     "Employee Plan" means any stock purchase, stock option, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation or benefits, including "employee benefit plans," as defined in Section 3(3) of ERISA.

     "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

     "Environmental Permits" means licenses, permits and other authorizations or registrations required under all Applicable Environmental Laws

     "Equity Interests" has the meaning assigned to such term in the Recitals.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means the Company and the Subsidiaries and any trade or business (whether or not incorporated) which is under common control or treated as a single employer with the Company and the Subsidiaries under Section 414(b),
(c), (m), or (o) of the Code.

     "ERISA Plans" means, collectively, any of the Company Employee Plans which is subject to Title IV of ERISA.

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

     "Excluded Assets" has the meaning assigned to such term in Section 7.11.

     "Excluded Liabilities" means all liabilities of the Company or any of its Subsidiaries under, arising out of or related to (i) the Credit Agreement, (ii) the Preferred Securities, the Warrants and the Common Securities (including without limitation any and all liabilities related thereunder under federal or state securities laws), (iii) the Allegiance Litigation, (iv) any and all claims with respect to the filing by Allegiance Telecom, Inc. of a case under Chapter 11 of the Bankruptcy Code and the Asset Purchase Agreement dated as of February 18, 2004 related thereto; and (v) the XO Plan of Reorganization.

     "Excluded Information" has the meaning assigned to such term in Section 7.1(a).

     "Exhibits" means the exhibits attached to this Agreement.

     "Fairness Opinion" means the written fairness opinion received by the Special Committee from Jefferies.

     "FCC" means the Federal Communications Commission.

     "FCC Licenses" has the meaning assigned to such term in Section 4.9(a).

     "Financial  Statements"  has the  meaning  assigned to such term in Section
4.5.

     "Foreign Licenses" has the meaning assigned to such term in Section 4.9(a).

     "GAAP" has the meaning assigned to such term in Section 4.5.

     "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

     "Guarantor" means Thornwood Associates Limited Partnership, a Delaware limited partnership.

     "Guaranty" means the agreement dated as of the date hereof between the Guarantor and the Seller and in the form of Exhibit F attached hereto.

     "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosiveness, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indirect Subsidiaries" has the meaning assigned to such term in Section 4.1(a).

     "Insurance Policies" means those material policies of insurance which the Company or any of the Subsidiaries maintains for the Company or any Subsidiary with respect to their assets and operations, all of which are listed on Schedule 4.17(a).

     "IRS" means the Internal Revenue Service.

     "Jefferies" means Jefferies & Co., Inc.

     "Knowledge" means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(c), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(d), in each case, without any obligation by any such Person to conduct any investigation in connection with the transactions contemplated hereby or otherwise to determine the existence or absence of facts in any statement qualified by the "knowledge" of any such Person.

     "Leased Property" has the meaning assigned to such term in Section 4.18.

     "Licensed  Intellectual  Property" has the meaning assigned to such term in
Section 4.15.

     "Licenses" has the meaning assigned to such term in Section 4.10.

     "Limited Liability Agreement" means the Limited Liability Company Agreement of XO LLC.

     "Limited Liability Agreement Amendment" means the Amended and Restated Limited Liability Agreement of the Company in the form of Exhibit B attached hereto.

     "LMDS Holdings" means XO LMDS Holdings No.1, Inc., a Nevada corporation.

     "Local Authorizations" has the meaning assigned to such term in Section 4.9(a).

     "Marked  Materials"  has  the  meaning  assigned  to such  term in  Section
7.12(a).

     "Marketable Securities" means those securities held for investment purposes and are disclosed on the balance sheets as a current asset of the holder of such securities.

     "Material Adverse Effect" means, (a) any change or effect that is materially adverse to the business, financial condition, properties, operations, net income or assets of the Company and the Subsidiaries, taken as a whole; or
(b) any effect that would prevent or materially impair or delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall exclude any change or effect due to (i) changes in or to, or the promulgation of, any Applicable Law or rules, regulations or decisions of the FCC affecting the telecommunication industry as a whole, except to the extent such changes or promulgation disproportionately affects the Company or the Subsidiaries, (ii) changes in general economic, regulatory or political conditions or the financial, banking or securities markets in the United States or worldwide or any outbreak of hostility, terrorist activities or war except to the extent such changes disproportionately affect the Company or the Subsidiaries, (iii) changes that affect generally the industry in which the Company and the Subsidiaries operate except to the extent such changes disproportionately affect the Company or the Subsidiaries, (iv) any matter to the extent described as such in Seller's Disclosure Schedule and (v) the announcement or pendency of the transactions contemplated by this Agreement, or the consummation of the actions or transactions contemplated hereby.

     "Merger Sub" has the meaning assigned to such term in the Recitals.

     "Multiemployer Plan" has the meaning assigned to such term in Section 4.14(b).

     "Net Working Capital" means, as of any date, the excess of the current consolidated assets (other than the Excluded Assets) of the Company over the current consolidated liabilities of the Company (other than the Excluded Liabilities), all as determined in accordance with GAAP applied in a manner consistent with the Financial Statements except, in the case of dates other than a year end, for normal, year-end adjustments.

     "Non  Adverse  Election"  has the meaning  assigned to such term in Section
12.7.

     "Notice" means any notice, request, demand or other communications required or permitted to be given or made under this Agreement by either Party.

     "Order" means any order, injunction, judgment, decree, ruling, writ or assessment.

     "Owned  Intellectual  Property"  has the  meaning  assigned to such term in
Section 4.15.

     "Owned  Real  Property"  has the  meaning  assigned to such term in Section
4.18.

     "Party" has the meaning assigned to such term in the Preamble.

     "Permits"  means  licenses,  permits,  franchises,   consents,   approvals,
variances, exemptions and other authorizations of or from Governmental Entities.

     "Permitted Encumbrances" means (i) Encumbrances created by Buyer, or its successors and assigns, (ii) liens for Taxes not yet due and payable, (iii) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable, (iv) Encumbrances of record,
(v) any Encumbrances set forth in Schedule 1.1(e) and (vi) such defects, imperfections or irregularities of title, if any, as are not, individually or in the aggregate, material in character, amount, or extent.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or other entity.

     "Post-Closing Tax Period" means any taxable period ending after the Closing Date.

     "Post-Closing Tax Return" means any Tax Return that is required to be filed by the Company or any Subsidiary with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.

     "Pre-Closing Tax Return" means any Tax Return that is required to be filed with by the Company or any Subsidiary with respect to a Pre-Closing Tax Period.

     "Preferred Securities" means all of the issued and outstanding 6% Class A Convertible Preferred Stock of the Company prior to the Restructuring Merger and all of the issued and outstanding 6% Class A Convertible Preferred Stock of Seller subsequent to the Restructuring Merger (but prior to the Closing Date).

     "Prime Rate" means the prime interest rate reported in The Wall Street Journal on the Closing Date.

     "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

     "Proxy Statement" has the meaning assigned to such term in Section 4.4.

     "Purchase Price" means the Base Purchase Price, as adjusted by the Adjustment Amount as hereinafter provided.

     "Recommendation" has the meaning assigned to such term in Section 7.3(b).

     "Reference Balance Sheet" means a pro forma balance sheet of the Business showing the Net Working Capital as of the Balance Sheet Date, which Reference Balance Sheet has been prepared based on, and in a manner consistent with, the Financial Statements and otherwise in accordance with GAAP, a copy of which is attached hereto as Exhibit C.

     "Regulatory Approvals" means all material consents and approvals of Governmental Entities, including those required from the FCC and under the HSR Act, in each case that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Law.

     "Related Documents" means, collectively, the Guaranty, the Limited Liability Agreement Amendment and the Stockholder Agreement and any other document, agreement, certificate or instrument delivered in connection with the transactions contemplated by this Agreement.

     "Representatives" has the meaning assigned to such term in Section 7.3(a).

     "Restructuring Merger" has the meaning assigned to such term in the Recitals.

     "Retained E-Mail" means all electronic mail and other computer based communications stored on any electronic, digital or other storage or back up media and retained in the ordinary course of, as the case may be, Parent's or Seller's or any of their respective Affiliates' or any of the Company's or any Subsidiary's business.

     "Retained  Employees"  has the  meaning  assigned  to such term in  Section
7.4(a).

     "Resale Implementation" has the meaning assigned to such term in Section 7.14(b).

     "Review Period" has the meaning assigned to such term in Section 7.14(a).

     "Roof Rights" has the meaning assigned to such term in Section 7.14(a).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" has the meaning assigned to such term in the Preamble.

     "Seller Employee Plans" means those Employee Plans maintained by Seller or its Affiliates (other than the Company or the Subsidiaries) for the benefit of current or former employees of Seller and its Affiliates as of the date of this Agreement.

     "Seller's  Retained  Employees"  has the  meaning  assigned to such term in
Section 7.4(a).

     "Special Committee" has the meaning assigned to such term in the Recitals.

     "Special Meeting" has the meaning assigned to such term in the Recitals.

     "State Licenses" has the meaning assigned to such term in Section 4.9(a).

     "State  PUCs"  means  the  state  public   service  and  public   utilities
commissions and agencies, commissions, and similar bodies performing similar functions.

     "Starfire" means Starfire Holdings Corporation, a Delaware corporation.

     "Stockholder Agreement" means that agreement dated as of the date hereof between Seller and Cardiff Holding LLC, attached as Exhibit D hereto.

     "Stockholder  Approval"  has the  meaning  assigned to such term in Section
8.4.

     "Stockholders' Meeting" has the meaning assigned to such term in Section 7.6(c).

     "Stock Incentive Plan" has the meaning assigned to such term in Section 7.4(e).

     "Subsidiary" means each subsidiary of the Company listed on Schedule 1.1(a) and indirect subsidiary of the Company listed on Schedule 1.1(b).

     "Superior Proposal" means a Competing Proposal or a bona fide unsolicited written offer for an Alternative Transaction, which in either case has been determined by the Special Committee in good faith, after consultation with, and based in part on the advice of, its legal and financial advisors, to be more favorable to the Company than the transactions contemplated by this Agreement after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for such Alternative Transaction, provided that neither a Competing Proposal nor and Alternative Transaction shall be deemed to be a Superior Proposal if (a) it is subject to the satisfaction of the Competing Bidder or any party providing financing to the bid with the results of any further due diligence investigation of the Company; or (b) it is subject to a financing condition, other than a condition coupled with a commitment letter or commitment letters from a financial institution or financial institutions of recognized standing which themselves contain only customary conditions and are not subject to internal approvals.

     "Tax Claims" has the meaning assigned to such term in Section 12.10.

     "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including such item for which a liability arises as a transferee or successor-in-interest.

     "Tax Allocation Agreement" means that agreement dated as of January 16, 2003 between Starfire, the Company, and certain subsidiaries of the Company.

     "Tax Termination and Indemnity Agreement" means an agreement dated as of the Closing Date substantially in the form of Exhibit E hereto.

     "Taxing Authority" means any Governmental Entity responsible for the imposition, administration or collection of any Tax.

     "Tax Return" means any return or report, declaration, claim for refund, information return or statement relating to Taxes, including any related schedules and attachments, with respect to Taxes, and including any amendment thereto.

     "Third Party" means any Person other than (i) Seller or any of its Affiliates (including the Company and the Subsidiaries) or (ii) Buyer or any of its Affiliates.

     "Trademark" has the meaning assigned to such term in Section 7.12(a).

     "Trademark  Transition  Period"  has the  meaning  assigned to such term in
Section 7.12(a).

     "Transferred Employees" has the meaning assigned to such term in Section 7.4(a).

     "Warrants" mean the Series A Warrants, Series B Warrants and Series C Warrants, exercisable for Common Stock of the Company prior to the Restructuring Merger and for Common Stock of Seller after the Restructuring Merger, each issued pursuant to separate Warrant Agreements between the Company and American Stock Transfer and Trust Company, dated January 16, 2003.

     "XO" has the meaning assigned to such term in the Preamble.

     "XO LLC" has the meaning assigned to such term in the Recitals.

     "XO Plan of Reorganization" means the Third Amended and Restated Chapter 11 Plan of Reorganization (including all exhibits thereto) of the Company, dated July 22, 2002, confirmed by the United States Bankruptcy Court for the Southern District of New York in the case commenced by the Company's voluntary petition for relief under chapter 11 of the Bankruptcy Code, filed on June 17, 2002.

     "XO  Severance  Plan" has the  meaning  assigned  to such  term in  Section
7.4(c).

     "XO Standard Plan" has the meaning assigned to such term in Section 7.4(c).


1.2 Construction. In construing this Agreement, the following principles shall be followed:

(i) the terms "herein," "hereof," "hereby," "hereunder" and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(ii) references to Articles, Sections,  Disclosure Schedules, Exhibits and other
     subdivisions  refer  to  the  Articles,  Sections,   Disclosure  Schedules,
     Exhibits and other subdivisions of this Agreement;

(iii) a reference to any Person shall include such Person's predecessors and successors;

(iv) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(v) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

(iii) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(iv) the plural shall be deemed to include the singular and vice versa.

                                   ARTICLE 2
                            TERMS OF THE TRANSACTION

2.1 Agreement to Sell and to Purchase the Equity Interests. At the Closing, and on the terms and subject to the conditions in this Agreement, Seller shall sell, assign, transfer, deliver and convey the Equity Interests to Buyer, and Buyer shall purchase and accept the Equity Interests, in each case free and clear of all Encumbrances.

2.2 Purchase Price and Payment. In consideration of the sale of the Equity Interests to Buyer, Buyer shall pay to Seller at the Closing, in immediately available funds, an amount equal to the Base Purchase Price. The Base Purchase Price shall be subject to adjustment in respect of the Adjustment Amount as provided in Section 2.3. Such payment shall be made by confirmed wire transfer to a bank account or accounts to be designated by Seller in the amount shown in Seller's statement delivered to Buyer in accordance with Section 2.3 (which may include the accounts of lender under the Credit Agreement and holders of Preferred Securities).

2.3  Calculation and Payment of Adjustment Amount.

(a) Adjustment Amount. The "Adjustment Amount" equals the amount by which the amount of Net Working Capital shown on the Closing Date Balance Sheet is greater than or less than the Baseline Working Capital. For the avoidance of doubt, if the amount of Net Working Capital shown on the Closing Date Balance Sheet is greater than the Baseline Working Capital, the Base Purchase Price will be effectively increased by the Adjustment Amount and if the amount of Net Working Capital shown on the Closing Date Balance Sheet is less than the Baseline Working Capital, the Base Purchase Price will be effectively decreased by the Adjustment Amount.

(b) Closing Date Balance Sheet and Adjustment Amount. As promptly as practicable after the Closing Date, and in any event not later than sixty
     (60) days after the Closing Date, Buyer shall prepare and deliver to Seller
     (i) a balance sheet of the Business showing Net Working Capital as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with GAAP applied in a manner consistent with the Reference Balance Sheet, and
     (ii) a statement of Buyer (the "Adjustment Statement") showing in reasonable detail its calculation of the Adjustment Amount. Buyer agrees, at no cost to Seller, to give Seller and its authorized representatives reasonable access to the Company's (and any Subsidiary's) employees, premises, offices and other facilities and to the Company's and each Subsidiary's books and records, as are reasonably necessary to allow Seller and its authorized representatives to review, verify and audit the Closing Date Balance Sheet and the Adjustment Statement.

(c) Dispute Resolution. The Adjustment Statement shall become final and binding on Seller and Buyer as to the Adjustment Amount on the 30th day following the date the Adjustment Statement is received by Seller (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date, Seller delivers Notice to Buyer of its disagreement. Seller's Notice shall set forth all of Seller's disputed items together with Seller's proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. If Seller has delivered a timely Notice of disagreement, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items to determine the Adjustment Amount, which in no event shall be more favorable to Buyer than reflected on the Adjustment Statement prepared by Buyer nor more favorable to Seller than shown in the proposed changes delivered by Seller pursuant to its Notice of disagreement. If all of Seller's disputed items have not been resolved by Buyer and Seller by the 60th day following Seller's receipt of the Adjustment Statement, then Seller's disputed items shall be submitted to binding arbitration by an independent nationally recognized accounting firm without any material financial relationship to either Buyer or Seller, as mutually selected by Buyer and Seller within five (5) business days after the end of the foregoing 60-day period (or in the absence of agreement between Buyer and Seller by the close of business on such 5th business day as selected by Seller). The fees and expenses of such arbitration shall be borne 50% by Seller and 50% by Buyer. The determination of the Adjustment Amount by such arbitration shall be final and binding upon Buyer and Seller as to the Adjustment Amount.

(d) Final Date. The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Adjustment Statement on the Dispute Deadline Date unless a dispute Notice is given in accordance with Section 2.3(c) with respect to the calculation thereof. If such a dispute Notice is given, the Adjustment Amount shall be deemed finally determined on the date that the selected accounting firm gives Notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.

(e) Payments. If the Adjustment Amount, as finally determined, reflects that the amount of Net Working Capital shown on the Closing Date Balance Sheet is greater than the Baseline Working Capital, then Buyer shall pay to Seller the Adjustment Amount, plus interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Prime Rate. If the Adjustment Amount, as finally determined, reflects that the amount of Net Working Capital shown on the Closing Date Balance Sheet is less than the Baseline Working Capital, then Seller shall pay to Buyer the Adjustment Amount, plus interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Prime Rate. Any payment shall be made within ten (10) business days of the date the Adjustment Amount is deemed to be finally determined pursuant to Section 2.3(d).

                                   ARTICLE 3
                                    CLOSING

3.1 Closing. Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date. The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other place as the Parties may agree, at 10:00 a.m., EST, on the second business day following the satisfaction or waiver of all conditions set forth in Articles 8, 9 and 10 or at such other time as the Parties may agree. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

3.2 Deliveries by Seller. At the Closing, Seller will deliver the following documents to Buyer:

(a) a certificate executed on behalf of Seller by the president, senior vice president, or vice president of Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled;

(b) evidence that all agreements between the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Subsidiary), on the other hand, listed on Schedule 3.2(b) shall have been canceled or terminated; and

(c)  the certificates, instruments and documents listed below:

     (i) certificates, if any, representing the Equity Interests, together with assignments or other instruments of transfer duly endorsed in blank, or accompanied by stock powers or other instruments of transfer duly executed in blank, and otherwise in form acceptable for transfer of the Equity Interests to Buyer;

     (ii) minute books, stock records, and corporate seal (if any) of the Company and each Subsidiary, provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 3.2(c)(ii) if such item has been delivered to or is otherwise located at any office of the Company or any Subsidiary;

     (iii) such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement;

(d) evidence that (i) all outstanding Obligations (as defined in the Credit Agreement) under the Credit Agreement shall have been paid in full (or will be paid in full on the Closing Date) and that upon such payment, no further Obligations (as defined in the Credit Agreement) of the Company or any Subsidiary shall be outstanding thereunder and (ii) prior to the Closing Date, Seller has made an offer to repurchase all of the outstanding Preferred Securities, which if accepted, would take place simultaneously with the Closing;

(e) a counterpart signature page to the Tax Termination and Indemnity Agreement duly executed by Seller, XO LLC and Subsidiaries; and

(f) an executed legal opinion from Willkie Farr & Gallagher LLP, counsel to Seller and the Company, with respect to the authorization, legality and enforceability of the Restructuring Merger, in form and substance reasonably satisfactory to counsel to the Buyer.

3.3 Deliveries by the Buyer. At the Closing, Buyer will deliver the following documents to Seller:

(a) a certificate executed by the president, senior vice president, or vice president of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled;

(b) such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(c) a counterpart signature page to the Tax Termination and Indemnity Agreement duly executed by Starfire.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF XO AND SELLER

     Except as set forth in Seller's Disclosure Schedules, XO and Seller hereby represent and warrant to Buyer as follows:

4.1 The Company and the Subsidiaries.

(a) Organization and Power. As of the date hereof, XO is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware. On the Closing Date, after the Restructuring Merger XO LLC will be duly formed and validly existing as a Delaware limited liability company. Schedule 1.1(a) lists each Subsidiary, the jurisdiction of incorporation or formation of each Subsidiary, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Subsidiary. Each corporate Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each other Subsidiary is duly formed and validly existing under the laws of the jurisdiction of its formation. As of the date hereof, XO has, and on the Closing Date, XO LLC will have, and each Subsidiary has all requisite corporate or other power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted. On the Closing Date, other than the Equity Interests and LMDS Holdings, Seller will not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. On the Closing Date, other than the Subsidiaries and Marketable Securities, XO LLC will not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. Other than the indirect subsidiaries set forth on Schedule 1.1(b) (the "Indirect Subsidiaries"), no Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest in any other Person.

(b) No Encumbrances. On the Closing Date, all the Equity Interests will be owned by Seller and, except as otherwise indicated on Schedule 4.1(b), and with the exception of any Encumbrances on the Equity Interests held by the Buyer, all of the outstanding capital stock or other equity interests of each Subsidiary will be owned directly or indirectly by XO LLC, in each case free and clear of all Encumbrances other than (i) restrictions on transfer that may be imposed by federal or state securities laws; and (ii) those that arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates. All outstanding shares of capital stock of each corporate Subsidiary have been validly issued and are fully paid and nonassessable. At the Closing Date, the Equity Interests (to the extent applicable) will be validly issued and fully paid. The equity interests of each other Subsidiary have been validly issued and are fully paid (to the extent required at such time). No shares of capital stock or other equity interests of the Company or any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

(c) No Options. Except as set forth on Schedule 4.1(c), there are outstanding (or will be outstanding as of the Closing Date), as the case may be, (i) no shares of capital stock or other voting securities of the Company or any Subsidiary, (ii) no securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of the Company or any Subsidiary, (iii) no options or other rights to acquire from Seller, the Company or any Subsidiary, and no obligation of Seller, the Company or any Subsidiary to issue or sell, any shares of capital stock or other voting securities of the Company or any Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company or any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

(d) Qualification. As of the date hereof, XO is, XO LLC at the Closing Date will be, and each of the Subsidiaries is duly qualified or licensed to do business as a corporation or limited liability company, as applicable, and each of the corporate Subsidiaries is in good standing in each of the jurisdictions set forth opposite its name on Schedule 4.1(d), which are all the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Charter and Bylaws. Seller has made available to Buyer accurate and complete copies of the Company's and each Subsidiary's certificate of incorporation and bylaws (or equivalent organizational documents) as currently in effect and stock records or equity interest ledgers of the Company and the Subsidiaries as well as accurate and complete copies of the Limited Liability Company Agreement and LLC Certificate of XO LLC, as the same will be in effect following the Restructuring Merger and the Limited Liability Agreement Amendment.

4.3 Authority Relative to this Agreement. As of the date hereof XO and Seller have the full corporate power and authority to execute, deliver and perform this Agreement and any Related Document and to consummate the transactions contemplated by this Agreement, including the Restructuring Merger. The execution, delivery and performance of this Agreement and any Related Document by Seller and XO and the consummation by Seller and XO of the transactions contemplated hereby and thereby, including the Restructuring Merger, have been (or in the case of Seller will have been) duly authorized by all necessary corporate or other action. This Agreement has been duly executed and delivered by XO and Seller and, assuming due execution and delivery by Buyer constitutes a valid and binding obligation of XO and Seller, as the case may be, enforceable against XO and Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.4 No Conflicts. Except for (i) applicable requirements, if any, of the Exchange Act and the Exchange Act (including the filing with the SEC of a proxy statement relating to any required approval by Seller's stockholders of the transactions contemplated by this Agreement (including without limitation the Limited Liability Agreement Amendment) (the "Proxy Statement")), and (ii) assuming all consents, approvals, authorizations, and other actions described in
Section 4.8 or 4.9 and Section 7.2 have been obtained, and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates or as described in Section 7.2 or on Schedule 4.4, the execution, delivery and performance of this Agreement by XO and Seller and the consummation by it of the transactions contemplated hereby, including the Restructuring Merger, do not and will not (a) violate or breach the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or any Subsidiary or (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the assets or properties of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected, except as would not have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. The consolidated financial statements of the Company and the Subsidiaries (including any related schedules and/or notes) included in the Disclosure Documents (the "Financial Statements"), have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-K and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as set forth on Schedule 4.5 or disclosed in the Disclosure Documents filed prior to the date hereof, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except liabilities and obligations incurred in the ordinary course of business since June 30, 2005 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Reference Balance Sheet fairly presents the Net Working Capital of the Business as of the Balance Sheet Date, and has been prepared based on, and in a manner consistent with, the Financial Statements and otherwise in accordance with GAAP.

4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6 or as disclosed in the Disclosure Documents filed prior to the date hereof or as contemplated by this Agreement or any of the Related Documents, since June 30, 2005, none of the Company or any of the Subsidiaries have suffered any change, event or development or series of changes, events or developments which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.7 Litigation.

(a) Except (i) as set forth on Schedule 4.7(a) or (ii) as disclosed in the notes to the Financial Statements included in the Disclosure Documents filed prior to the date hereof, there is no litigation pending or, to the knowledge of Seller, threatened against Seller, the Company, or any of the Subsidiaries or involving the Business by or before any court, arbitrator or other Governmental Entity which (A) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Related Documents, including the Restructuring Merger, or (B) if resolved adversely to Seller, the Company, or any Subsidiary would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.7(b) or as disclosed in the Disclosure Documents filed prior to the date hereof, none of Seller, the Company or any of the Subsidiaries are in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and none of Seller, the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity which, in either case, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.8  Regulatory  Consents.  Except as set forth on Schedule 4.8 or as covered by
Section 4.9, neither the execution, delivery or performance by Seller of this Agreement or any of the other Related Documents nor the consummation of the transactions contemplated hereby or thereby, including the Restructuring Merger, will require any Regulatory Approval or any notification to, filing with, or exemption or waiver by, any Governmental Entity on the part of Seller, the Company or any of the Subsidiaries (other than where the failure to comply with which or to obtain would not, individually or in the aggregate, have a Material Adverse Effect).

4.9 Communications Regulatory Matters.

(a) Except as set forth on Schedule 4.9(a), the Company and each Subsidiary have all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from (i) the State PUCs (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "State Licenses"); (ii) the FCC (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the "FCC Licenses");
     (iii) the applicable foreign Governmental Entities having jurisdiction over the Company or any of the Subsidiaries or, insofar as the Business is concerned, Seller (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Foreign Licenses"); and (iv) the appropriate municipal Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Local Authorizations") that are required for the conduct of the Business as presently conducted; except where the failure to hold such Communications Licenses would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The FCC Licenses, Foreign Licenses, Local Authorizations and the State Licenses are hereafter collectively referred to as the "Communications Licenses". All of the Communications Licenses other than the Local Authorizations are set forth on Schedule 4.9(b).

(b) Other than Communications Licenses the loss of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any materially adverse manner and is not subject to conditions or requirements that are not generally imposed on such authorizations.

(c) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) each holder of a Communications License has operated in compliance with all terms thereof; and (ii) each holder of a Communications License is in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any applicable state or local regulations, and each such holder has filed all registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act, any non U.S. laws or regulations or any applicable state or local regulations. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (x) there is no pending or, to the knowledge of Seller, threatened action by or before the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (y) except as set forth in Schedule 4.9(c)(ii), there is not now issued, outstanding or, to the knowledge of Seller, threatened, any notice by the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Company's industry as a whole) relating to the Business.

4.10 Compliance with Applicable Laws.  Except as (i) set forth on Schedule 4.10,
(ii)  disclosed in the  Disclosure  Documents  filed prior to the date hereof or
(iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company (only to the extent it relates to the Business) and each Subsidiary are in compliance with all Applicable Laws, and neither the Company nor any Subsidiary has received any notice of any alleged violation of any Applicable Law. In addition to the Communications Licenses, the Company and the Subsidiaries hold all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the Business as presently conducted (collectively, "Licenses"), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth on Schedule 4.10 or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company (where applicable) and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses.

4.11 Commitments. The Disclosure Documents and Schedule 4.11, disclose or list as of the date hereof each material binding contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties may be bound or subject: (a) Commitments containing covenants purporting to limit the freedom of the Company or any of the Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals that would individually or in the aggregate have a Material Adverse Effect; (b) written Commitments relating to planned or in process capital expenditures or other purchases in excess of $7,500,000; (c) Commitments relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving indebtedness in amounts in excess of $7,500,000; (d) written Commitments relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $4,000,000 that has not been consummated or that has been consummated but contains representations, warranties, covenants, guarantees, indemnities or other obligations that remain in effect; (e) Commitments in respect of any joint venture, partnership or other similar arrangement, but not including any Subsidiary, in each case involving a Commitment of future capital of $4,000,000 on the part of the Company or such Subsidiary; (f) except for performance bonds and sales, use and income taxes, Commitments with any Governmental Entity involving reasonably contemplated annual payments by the Company or any Subsidiary in excess of $2,750,000; (g) Commitments relating to interconnection agreements with local carriers and Commitments with resellers (1) involving payments in 2005 by the Company or any of its Subsidiaries, or reasonably expected to involve payments in 2006 by the Company or any of its Subsidiaries, in each case in excess of $1,500,000 or (2) with any regional Bell operating company; and (h) Commitments with customers under which the customer is obligated to purchase communications services to the extent such Commitments involve expected payments to the Company or any Subsidiary in 2005 in excess of $11,250,000. Except as set forth on Schedule 4.11 or as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, neither the Company, nor any Subsidiary, nor, to the knowledge of Seller, any other party to a Commitment is in breach thereof; neither the Company nor any Subsidiary has received written notice from any such other party of its intention to cancel, terminate or refuse to renew such Commitment; and the Commitments remain valid and binding and enforceable in accordance with their terms.

4.12 Financial Advisory Fees. As of the date hereof, no agent, broker, investment bank, other financial advisor, other financial institution is or will be entitled to any fee, commission, expense or other amount from Seller, the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement or the other Related Documents except for the fees and expenses of Jefferies, which will be borne by Seller and not by the Company.

4.13 Taxes.

(a) Except as set forth in Schedule 4.13(a), (i) the Company and the Subsidiaries have (or will have by the Closing Date) timely filed or joined on the filing of all material Tax Returns required to be filed by or with respect to any of them, (ii) all material Taxes of the Company and the Subsidiaries due with respect to such returns have been paid or adequate reserves for such Taxes have been established in the financial statements included in the Disclosure Documents filed prior to the date hereof; and
     (iii) the Company has either withheld and paid over to the relevant Taxing Authority or set aside in accounts for such purpose amounts sufficient to pay all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other Third Parties with respect to the Business. The Restructuring Merger and the transactions described in Section 7.11 will be tax-free to all parties thereto for federal income tax purposes and for state and local income tax purposes in each state in which XO LLC is disregarded as separate from its sole member for such purposes.

(b) Except as set forth in Schedule 4.13(b), (i) there are no material Encumbrances for Taxes upon the assets of the Company or any Subsidiary, except Permitted Encumbrances; (ii) there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any Subsidiary which are not adequately provided for in the financial statements included in the Disclosure Documents filed prior to the date hereof; (iii) no Taxes or Tax Returns of the Company or any Subsidiary are currently under audit or examination or subject to any other administrative or judicial proceedings by any taxing authority; (iv) neither the Company nor any Subsidiary has been a member of an "affiliated group" (within the meaning of Section 1504(a) of the Code), or any similar affiliated, combined, consolidated or unitary group for state, local or foreign Tax purposes (other than the group the common parent of which is Starfire, the Company or the Seller), or has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; (v) neither the Company nor any Subsidiary is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Financial Statements (other than the Tax Allocation Agreement); (vi) to the knowledge of Seller, no claim involving material amounts has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that such Person is subject to taxation by that jurisdiction; and (vii) no agreement or other document waiving, extending, or having the effect of waiving or extending the statute of limitations, the period of assessment or collection of any material Taxes on the Company or any Subsidiary and no power of attorney with respect to any such Taxes, has been filed with any governmental authority which waiver, extension or power of attorney is currently in effect.

4.14 Company Employee Plans.

(a) Schedule 4.14(a) sets forth a complete list of: all Company Employee Plans and employment agreements of the Transferred Employees.

(b)  None of the Company  Employee Plans is a multiemployer  plan, as defined in
     Section 3(37) of ERISA ("Multiemployer Plan"), and neither the Company, any Subsidiary, nor any ERISA Affiliate has any liability due to the termination or reorganization of a Multiemployer Plan.

(c) None of the Company Employee Plans is subject to Title IV of ERISA and neither the Company nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any plan subject to Title IV of ERISA. Each Company Employee Plan that is intended to qualify under Section 401 of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) and any trust maintained pursuant to any such Company Employee Plan is exempt from federal income taxation under Section 501 of the Code, and to Seller's knowledge nothing has occurred with respect to the operation of any such Company Employee Plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

(e) True, correct and complete copies of the following documents, with respect to each of the Company Employee Plans, where applicable, have been made available to the Buyer by Seller: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

(f) There are no material pending actions, claims or lawsuits which have been asserted or instituted against the Company Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Plans with respect to the operation of such plans (other than routine benefit claims), nor does Seller have knowledge of facts of any such claim or lawsuit.

(g) All amendments and actions required to bring the Company Employee Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(h) The Company Employee Plans have been maintained, in all material respects, in accordance with their terms and with the applicable provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and none of the Company, any Subsidiary, or, to the knowledge of Seller, any "party in interest" or "disqualified person" with respect to the Company Employee Plans has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code. To the knowledge of Seller, no fiduciary to any of the Company Employee Plans has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Employee Plan.

(i) None of the Company Employee Plans provide retiree life or retiree health benefits except as may be required under Section 4980B of the Code or
     Section 601 of ERISA and at the expense of the participant or the participant's beneficiary. The Company, the Subsidiaries and the ERISA Affiliates have at all times complied with COBRA Continuation Coverage.

(j) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees. Except as set forth on Schedule 4.14(j), neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract. No work stoppage or labor strike by employees of the Company and the Subsidiaries is pending or threatened; neither the Company nor any Subsidiary is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters, in each case that is material to the Business; and no organizational effort or other activity the purpose of which is to achieve representation of the employees of the Company and the Subsidiaries has been threatened or is ongoing.

4.15 Intellectual Property; Technology. Except as would not have a Material Adverse Effect or except as set forth in Schedule 4.15, (a) the Seller has not received notice of any claim against the Company or any Subsidiary asserting that the conduct of the Business as currently conducted infringes upon the intellectual property or proprietary rights of any Third Party, and to the knowledge of the Seller, the conduct of the Business as currently conducted does not infringe upon or misappropriate the intellectual property or proprietary rights of any Third Party; (b) with respect to the patents, patent applications, trademark and service mark applications and registrations, copyright registrations and applications, material unregistered copyrights, domain names and trade names owned by the Company and the Subsidiaries and used in connection with the Business as currently conducted ("Owned Intellectual Property"), the Company and the Subsidiaries, or any of them owns such Owned Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances;
(c) with respect to each patent, trademark, service mark, registered copyright, material unregistered copyright and domain name licensed to the Company and the Subsidiaries, or any of them ("Licensed Intellectual Property"), the Company and the Subsidiaries, or any of them, has the right to use such Licensed Intellectual Property in the continued operation of its business pursuant to the terms of the license agreement governing the use of such Licensed Intellectual Property; (d) the Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of Seller, no person is engaging in any activity that infringes upon the Owned Intellectual Property;
(f) each license governing the use of the Licensed Intellectual Property is valid and enforceable, is binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity) on the Company or any Subsidiary and, to the knowledge of Seller, all other parties to such license, and is in full force and effect; (g) neither the Company nor any Subsidiary is, and, to the knowledge of Seller, no other party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect the Company or any Subsidiary's rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

4.16 Environmental Matters. Except as described in Schedule 4.16, or as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and the Subsidiaries have at all times complied with all Applicable Environmental Laws, including compliance with all Environmental Permits and authorizations required pursuant to all Applicable Environmental Laws; (b) neither the Company nor any Subsidiary is the subject of any litigation related to any Environmental Law with respect to any of the current or past operations of the Business, or any of the currently or formerly owned, leased or used property or assets of the Company and the Subsidiaries; (c) neither the Company nor any Subsidiary has any liability relating to, and neither the Company, any Subsidiary, nor, to the knowledge of Seller, any other Person, has caused or taken any action that will result in any liability or obligation on the part of any the Company or any Subsidiary relating to (x) the environmental conditions on, under, or about the real property or other properties or assets currently or formerly owned, leased, operated or used by the Company and the Subsidiaries or
(y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials; and (d) neither the Company nor any Subsidiary is subject to any outstanding order from, or contractual or other obligation with, or to its knowledge, investigation by, any Governmental Entity or other person in respect of which the Company or any Subsidiary may be required to incur costs arising from the release or threatened release of a Hazardous Material.

4.17 Insurance. Set forth on Schedule 4.17(a) is a list of all Insurance Policies. The Insurance Policies provide coverage in such amounts, against losses and with such insurers as are commercially reasonable when considered in light of the nature of the assets and operations of the Company and the Subsidiaries. All premiums due and payable with respect to the Insurance Policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any Insurance Policy has been received by the Company or any Subsidiary. Except as set forth on Schedule 4.17(b), there are no pending claims of the Company or any Subsidiary under any other such policies in excess of $1,000,000.

4.18 Property. Schedule 4.18(a) contains a complete and accurate list of all real property owned (the "Owned Real Property") by the Company or any Subsidiary. The Company or such Subsidiary, as applicable, holds good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 4.18(b) contains a complete and accurate list of all real property leased by the Company or any Subsidiary (the "Leased Property"). The Company or such Subsidiary, as applicable, has a good and valid leasehold interest in the Leased Property, free and clear of all Encumbrances, other than (A) the Permitted Encumbrances, (B) any Encumbrances that do not affect the leasehold interest in the Leased Property, or (C) the leases themselves.

4.19 Recommendation of Special Committee and Opinion of Financial Advisor.

(a) The Special Committee, at a meeting duly called and held, unanimously adopted this Agreement and determined that the consideration to be paid by Buyer is fair, from a financial point of view, to Seller and has recommended that the Board recommend that the stockholders of the Company and Seller vote for the adoption of this Agreement and recommend that the stockholders of the Company and Seller vote for the adoption of this Agreement and the transactions contemplated hereby and by the Related Documents.

(b) Jefferies has rendered to the Special Committee a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the consideration to be paid by Buyer is fair from a financial point of view to Seller, a complete and correct written copy of which has been delivered to Buyer. The Company has received the approval of Jefferies to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Jefferies' review of the Proxy Statement.

4.20 No Other  Representations.  Except as and to the  extent  set forth in this
Article 4, Seller makes no representations or warranties whatsoever to Buyer and hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any Affiliate thereof). Seller makes no representations or warranties to Buyer regarding the probable success or profitability of any of the businesses or operations of the Company and the Subsidiaries.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller as follows:

5.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

5.2 Authority Relative to This Agreement. The Buyer has all requisite limited liability company power and authority to execute, deliver, and perform this
Agreement  and any  Related  Documents  to which it is a party.  The  execution, delivery, and performance by the Buyer of this Agreement and such Related Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by XO and Seller, constitutes, and each such Related Document executed or to be executed by the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and, assuming due execution and delivery by XO and Seller, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 5.4 and Section 7.2 have been obtained and all filings listed in Section 5.4 and Section 7.2 have been made, and except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance of this Agreement by the Buyer does not and will not (a) violate or breach the organizational documents of the Buyer, (b) violate or breach any Applicable Law binding upon Buyer, except as would not have, individually or in the aggregate, a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Buyer is a party or by which any of such assets or properties is bound or affected, except as would not have, individually or in the aggregate, a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby.

5.4 Consents, Approvals, and Licenses. No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) applicable requirements of the HSR Act, if any, and (b) where failure to obtain such consent, approval, authorization, or action, or to make such filing would not have, individually or in the aggregate, a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby.

5.5 Financing. The Buyer or the Guarantor, as the case may be, has, and at the Closing will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable Buyer to pay the full Purchase Price to Seller when required hereunder.

5.6 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief from the Buyer in connection with this Agreement or the transactions contemplated hereby.

5.7 Brokerage Fees. The Buyer nor any of its respective Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby for which Seller or its Affiliates will have any responsibility or liability.

5.8 Tax Treatment. The Buyer does not plan to make an election or to cause an election to be made to classify the Company (or an entity treated as its successor for corporate law purposes) as, or otherwise to convert such entity into an entity treated as, a corporation for United States federal income tax purposes.

                                   ARTICLE 6
           CONDUCT OF THE COMPANY AND THE SUBSIDIARIES PENDING CLOSING

     With the exception of the Excluded Assets and Excluded Liabilities, XO, only for the period prior to the Closing Date, and Seller hereby covenant and agree with Buyer as follows:

6.1 Conduct and Preservation of the Company and the Subsidiaries. Except as provided in this Agreement (including the actions contemplated by Section 7.6, the Recitals and Schedule 6.2), during the period from the date hereof to the Closing, Seller shall use commercially reasonable efforts to cause the Company and each Subsidiary to conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws and shall use commercially reasonable efforts to preserve, maintain and protect its assets, rights and properties, but neither Seller, the Company nor any Subsidiary shall be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice. Seller agrees to use its commercially reasonable efforts to keep the Insurance Policies in force through Closing.

6.2 Restrictions on Certain Actions. Without limiting the generality of Section 6.1, and except as set forth in Schedule 6.2, as required under the Credit Agreement, as required by Applicable Law or as otherwise expressly provided in this Agreement (including the actions contemplated by Section 7.6 and in the Recitals), prior to the Closing, neither XO nor any Subsidiary shall and XO shall not permit any Subsidiary, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(a)  amend its charter or bylaws or other governing instruments;

(b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise, except in the ordinary course of business) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof, it being understood, however, that issuance of shares of capital stock described in (i) above upon the exercise of existing options or warrants listed in Schedule 4.1 shall not be restricted by this provision;

(c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem or otherwise acquire any of its securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary, it being understood, however, that the provisions set forth in (i) - (iii) above shall not apply to any actions taken by the Company with respect to its stock plans set forth in Schedule 4.14(a) as a result of the Restructuring Merger;

(d)  except in the ordinary  course of business  consistent  with past practice,
     (i) create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person, except for obligations of wholly owned subsidiaries or of the Company or any Subsidiary; (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned subsidiaries or to the Company or any Subsidiary and customary loans or advances to employees in amounts not material to the maker of such loan or advance); or (iii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Encumbrance thereupon other than Permitted Encumbrances;

(e) (i) except as may be required by Applicable Law or as a result of the actions contemplated by Section 7.6, or except to the extent consistent with amendments or modifications made to similar plans or arrangements of Seller or its corporate parents, enter into, adopt or make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; provided, however, that the Seller, the Company or any Subsidiary may make such adjustments or amendments to such plans, funds or arrangements as the Seller deems necessary or appropriate to comply with Section 409A of the Code or ensure that the amounts payable to any such plans, funds or arrangements are not subject to the income inclusion requirements and penalty tax imposed under
     Section 409A(a)1) of the Code or (ii) pay to any director, officer or employee any benefit not permitted by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

(f) acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and the Subsidiaries, considered as a whole;

(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(h) make any capital expenditure or expenditures in excess of the aggregate amount set forth in the capital expenditures budget set forth as Schedule 6.2(h) (it being understood that Seller may revise the line items but not the total amount of capital expenditures on Schedule 6.2(h) prior to the Closing), and reasonable expenditures in excess thereof made by the Company or any Subsidiary in connection with any emergency or other force majeure events affecting the Company or such Subsidiary;

(i) pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements included in the Disclosure Documents filed prior to the date hereof or incurred since June 30, 2005 in the ordinary course of business consistent with past practice and in connection with any Proceeding;

(j) except as may be required under Section 3.2(b), amend, modify, or change any Commitment in a manner which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(k) except as set forth in Schedule 6.2(k), change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP; or

(l) enter into a contract, agreement or undertaking to do any of the foregoing, or authorize or announce any intention to do any of the foregoing.

                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

Except with respect to the Excluded Assets and Excluded Liabilities, the parties hereby covenant and agree as follows:

7.1 Access to Information and Confidentiality.

(a) Access. Between the date hereof and the Closing, Seller (i) shall give the Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance Notice, to such employees, facilities, and such books and records, of the Company and the Subsidiaries, as are reasonably necessary to allow the Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 4 and (ii) shall cause officers of the Company and the Subsidiaries to furnish the Buyer and its authorized representatives with such financial and operating data and other information with respect to the Company and the Subsidiaries as the Buyer may from time to time reasonably request. Seller shall have the right to have a representative present at all times during any such inspections, interviews and examinations. Additionally, between the date hereof and the Closing, the Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in Section 7.1(e) or any applicable confidentiality agreement between the Parties containing standard terms for a transaction of the nature contemplated by this Agreement (and in no event less than the standard set forth in Section 7.1(e)). The Buyer shall have no right of access to, and Seller shall have no obligation to provide to the Buyer, (1) bids received from others in accordance with Section 7.3 and information and analysis (including financial analysis) relating to such bids, or (2) any information the disclosure of which would jeopardize any privilege available to the Company, any Subsidiary or Seller relating to such information or would cause Seller, the Company, any Subsidiary or any of their Affiliates to breach a confidentiality obligation or (3) except to the extent contemplated in Section 7.1(d), Retained E-Mail (the "Excluded Information"). The Buyer agrees that if the Buyer or its authorized representatives receive, or if the information (whether in electronic mail format, on computer hard drives or otherwise) held by the Company or any Subsidiary as of the Closing includes, information that relates to the business operations or other strategic matters of Seller or any of its Affiliates (other than the Company and the Subsidiaries), such information shall be held in confidence on the terms and subject to the conditions contained in any applicable confidentiality agreement or in Section 7.1(e), as applicable, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of two years from the Closing. The Buyer further agrees that if Seller, the Company or any Subsidiary inadvertently furnishes to the Buyer copies of or access to information that is subject to clause (2) of the second preceding sentence, the Buyer will, upon Seller's request promptly return same to Seller, the Company or such Subsidiary together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format) and delete any e-mail containing any such information after providing copies of such e-mail to Seller. The Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any Losses asserted against or suffered by Seller or its Affiliates relating to, resulting from, or arising out of the negligence of Buyer or its authorized representatives in performing any examinations or inspections pursuant to this Section 7.1(a).

(b) Retention by Seller. The Buyer agrees that Seller may retain (i) a copy of all materials included in the Data Room, together with a copy of all documents referred to in such materials, (ii) all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (iii) copies of any books and records which may be relevant in connection with disputes arising hereunder, (iv) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or any of its Affiliates, and (v) all Retained E-Mail; provided however, that if the Closing occurs Seller shall not disclose any of the foregoing to any Third Party without the prior written consent of Buyer unless Seller is advised by legal counsel that such disclosure is required by Applicable Law and provides prompt Notice of such advice to Buyer.

(c) Record Preservation by Buyer. The Buyer agrees that Buyer shall preserve and keep all books and records relating to the business or operations of any of the Company and the Subsidiaries on or before the Closing Date in Buyer's possession for a period of at least 10 years from the Closing Date. After such 10-year period, before Buyer shall dispose of any of such books and records, at least 90 calendar days' prior Notice to such effect shall be given by Buyer to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of the Company and the Subsidiaries relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if any possibility exists that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 10-year period set forth in this Section 7.1(c).

(d) Cooperation. Each Party agrees that it will cooperate with and make available to the other Party during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence with respect to the Company and the Subsidiaries after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation or dispute,
     (ii) any litigation or investigation, or (iii) any other matter requiring any such books and records, information or employees for any reasonable business purpose; provided that with respect to providing the Buyer access to Retained E-Mail, Seller need provide access to the Buyer upon the Buyer's request, and need furnish the Buyer with copies of, only those portions of the Retained E-Mail that pertain or relate to the Company or any of the Subsidiaries or their respective business or assets. The Party requesting any such books and records, information, or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information, or employees. Seller may require certain financial information relating to the Company and the Subsidiaries' businesses for periods prior to the Closing Date for the purpose of filing federal, state, local, and foreign Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller's request and expense.

(e) Confidentiality. The Parties agree that the terms and conditions of the transactions contemplated hereby and information provided to the Buyer in connection with the execution of this Agreement and the transactions contemplated hereby shall be subject to the same standard of confidentiality as is contained in any confidentiality agreement regarding the transactions contemplated by this Agreement between Seller and the Buyer or, if no such confidentiality agreement exists, the standards and procedures used by each of Seller and the Buyer in maintaining its own confidential information, but in any case, shall be no less than the standards of confidentiality reasonable and typical for transactions of this kind.

7.2 Antitrust, FCC and Other Authorizations and Consents.


(a) Filings. Each Party shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to approval from the FCC, if required, and other Regulatory Approvals) and other Third Parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. To the extent required by the HSR Act, each Party shall (i) file or cause to be filed, as promptly as practicable but in no event later than the first business day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Buyer shall pay the filing fees payable in connection with the filings by the Parties required by the HSR Act.

(b) Transfer. If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit or other document. If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit or document, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and demand. Buyer agrees that (a) if any of the assets referred to in Section 7.11 require the consent of any party thereto other than the Company, any Subsidiary, Seller or any of its Affiliates and such consent is not received prior to Closing, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document, and (b) if any such consent cannot be obtained, Buyer shall cooperate in any reasonable arrangement designed to obtain for Seller all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and demand.

(c) Third Party Consents. The Parties shall each use their reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Third Parties required in connection with the Closing and the performance of this Agreement as soon as practicable. The Buyer will use its reasonable best efforts to assist Seller in obtaining any consents of Third Parties necessary or advisable in connection with the transactions contemplated by this Agreement, including providing to such Third Parties such financial statements and other publicly available financial information with respect to the Buyer as such Third Parties may reasonably request.

(d) Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, except as otherwise provided in this Agreement (to the extent a higher standard is indicated) each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

7.3 Alternative Transactions.

(a) From and after the date hereof until the Closing Date, the Company and Seller shall, and shall cause the Subsidiaries and their respective officers, directors and (using XO's and Seller's commercially reasonable efforts) their respective attorneys, investment bankers, accountants and other agents and representatives (collectively, the "Representatives") to,
     (i) cease and cause to be terminated any and all existing activities, discussions or negotiations with Third Parties conducted prior to the date hereof with respect to the direct or indirect sale, transfer or other disposition, in one or more transactions, of all or substantially all, or any material portion, of the assets or stock of the Company, Seller or the Business (an "Alternative Transaction") and (ii) not initiate or solicit any inquiries or the making of any proposal or offer with respect to an Alternative Transaction. In addition to the notification required under
     Section 7.3(c), from and after the date hereof, the Company shall notify the Buyer promptly after receipt by the Company or Seller (or any of its Representatives) of any inquiry relating to any potential Alternative Transaction and the terms of such proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, and shall keep the Buyer informed on a current basis with respect to any significant developments with respect to the foregoing. Notwithstanding the foregoing, the provisions of this Section 7.3(a) shall not apply to the Company's ongoing discussions and negotiations with the Competing Bidder and its investment bankers, attorneys, agents and other representatives through November 15, 2005.

(b) Prior to the date hereof, the Special Committee has affirmatively recommended, and the Board, acting upon such affirmative recommendation of the Special Committee, has adopted a resolution resolving (subject to the terms and conditions of this Agreement) to recommend that the stockholders of the Company and Seller vote for the adoption of this Agreement and the approval of the transactions contemplated hereby and by the Related
     Documents (in each case, the Special Committee or Board's "Recommendation"). Subject to Section 7.3(c) and Section 7.3(d), neither the Board nor the Special Committee shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Buyer, the Recommendation or make any statement, filing or release in connection with the Stockholders' Meeting or otherwise, inconsistent with the Recommendation, (ii) approve, recommend or propose publicly to approve or recommend, any Alternative Transaction and/or (iii) enter into (or cause Seller to enter into) any letter of intent, agreement in principle or acquisition agreement relating to any Alternative Transaction.

(c) Notwithstanding the foregoing Section 7.3(a) and Section 7.3(b), if, prior to Stockholder Approval, (i) either the Company or Seller has received a Competing Proposal or a bona fide unsolicited written proposal for an Alternative Transaction from a Third Party and (ii) the Special Committee has reasonably determined that such Competing Proposal or proposed
     Alternative  Transaction  constitutes  a  Superior  Proposal,  the  Special
     Committee or the Board acting upon the Recommendation of the Special Committee, may change its Recommendation and following such change, may take any of the actions described in Section 7.3(a) and may enter into a definitive agreement with respect to such Superior Proposal, but only if
     (A) the Company or the Special Committee notifies the Buyer in writing of its intention to take such action at least three (3) business days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the Person making such Superior Proposal, and (B) Buyer does not make, within three (3) business days of receipt of such written notification, an offer that the Special Committee determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Seller shall not change the Recommendation as a result of such Superior Proposal or enter into any binding agreement with respect to such Superior Proposal prior to the expiration of such three (3) business day period, and that the Company shall postpone or adjourn the Stockholders' Meeting, as necessary, to accommodate the procedures set forth in this sentence. If within such three (3) business day period, Buyer makes an offer that the Special Committee determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, the Company, Seller and their respective Representatives shall continue to negotiate in good faith with each of Buyer and the Competing Bidder or Third Party bidder, as the case may be, until the Special Committee reasonably determines in good faith, after consultation with, and based in part on the advice of, its legal and financial advisors, that the final proposal of either Buyer or the Competing Bidder or Third Party bidder, as the case may be (such party, the "Superior Bidder") is more favorable to the Company than the final proposal made by the other bidding party (such party, the "Inferior Bidder") after taking into account any conditions to and risks of consummation of such proposal; provided, however, in no event shall the Special Committee make any such determination without providing the then Inferior Bidder with an additional three (3) business days to increase its proposal and thereby become the Superior Bidder. After such three (3) business day period, the Board, acting upon the Recommendation of the Special Committee, may approve or recommend that the stockholders of the Company and Seller vote for any Competing Proposal or Alternative Transaction that the Special Committee has determined constitutes a Superior Proposal and terminate this Agreement in accordance with Section 11.1(c)

(d) Notwithstanding anything in this Section 7.3 to the contrary, but subject to Section 7.3(c), the Parties agree that the Board or the Special Committee may take to the Company's and Seller's stockholders and disclose to them a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act and may make any disclosure required under Applicable Law or any disclosure to the Company's and Seller's stockholders if, in the good faith judgment of the Board, after consultation with its legal and financial advisors, such disclosure is necessary for the Board or the Special Committee to comply with its fiduciary duties to the Company's and Seller's stockholders under Applicable Law.

7.4 Employee Benefit Matters.

(a) Transfer of Employees. On or prior to the Closing Date, the employees of the Company and the Subsidiaries listed on Schedule 7.4(a)(i) shall be transferred to, and become employees of, Seller or its Affiliates (other than the Company and the Subsidiaries) (the "Seller's Retained Employees"). On or prior to the Closing Date, the employees of Seller or its Affiliates (other than the Company and the Subsidiaries) listed on Schedule 7.4(a)(ii) shall be transferred to, and become employees of, the Company or any Subsidiary (the "Retained Employees"). All employees of the Company and the Subsidiaries as of the Closing Date (after giving effect to the transfer of Seller's Retained Employees and Retained Employees) shall be referred to collectively herein as the "Transferred Employees."

(b) Withdrawal from Seller Employee Plans. As of the Closing Date, unless otherwise provided for under the applicable terms of Seller Employee Plans, the Company and the Subsidiaries and the Transferred Employees shall cease to participate in any Seller Employee Plan.

(c) Severance Benefits. Buyer agrees that, in the event the employment of any Transferred Employee is terminated by Buyer or any Affiliate of the Buyer, as applicable, during the one-year period immediately following the Closing Date and as a result such Transferred Employee ceases employment with the Buyer and all its Affiliates, Buyer shall provide such Transferred Employee with severance benefits equal to the greater of either (i) the severance benefits available to employees in comparable positions within Buyer's organization or (ii) the severance benefits available to such Transferred Employee under the Change in Control Severance Plan for Certain Covered Executives (Director and Above) of XO (the "XO Severance Plan") and the standard severance plan of XO (the "XO Standard Plan"), as applicable to such Transferred Employee immediately prior to the Closing Date, had such Transferred Employee been terminated under the same circumstances by Seller or an Affiliate of Seller. For purposes of this Section 7.4(c) the parties agree that the transactions contemplated by this Agreement shall be deemed to be a "Change in Control" under Section 3 of the XO Severance Plan.

(d) Other Employee Benefits. For a period of at least one year following the Closing Date (commencing on the Closing Date), Buyer shall provide, or shall cause an Affiliate of Buyer to provide, the Transferred Employees with compensation and employee benefits under the compensation and employee benefit plans or arrangements (other than equity-based compensation) maintained by Buyer or an Affiliate of Buyer (which may include the Company Employee Plans acquired by the Buyer upon consummation of the transactions contemplated hereby) (the "Buyer Employee Plans") that are at least as favorable in the aggregate as those employee benefits currently provided to the Transferred Employees by Seller and its Affiliates under the Seller Employee Plans and Company Employee Plans (the "Current Employee Benefits"). To the extent that Buyer or an Affiliate of Buyer does not maintain Buyer Employee Plans that provide for the Current Employee Benefits as of the Closing Date, then on or prior to the Closing Date, Buyer shall establish, or cause one or more Affiliates of Buyer to establish, one or more Buyer Employee Plans to provide for such Current Employee Benefits to ensure that there is no lapse in Current Employee Benefit coverage for the Transferred Employees on or following the Closing Date. For purposes of participation in any Buyer Employee Plan, Buyer and its Affiliates shall recognize (or cause to be recognized) prior service of the Transferred Employees with Seller and its Affiliates and any predecessor entities (and any other service credited by Seller and its Affiliates under Seller Employee Plans or Company Employee Plans) for (i) vesting, eligibility to participate and eligibility to commence benefits for all such Buyer Employee Plans, and (ii) benefit accrual with respect to vacation, sick leave and other time off polices. From and after the Closing Date, with respect to any welfare benefits that are provided to the Transferred Employees, Buyer and its Affiliates shall (i) waive any pre-existing condition limitations and waiting periods (without any evidence of insurability) under the Buyer Employee Plans and (ii) credit any flexible spending account balances, deductibles, co-payments and out-of-pocket expenses under any applicable Buyer Employee Plans with respect to which contributions were made by or deductibles, co-payments and/or expenses were incurred by the Transferred Employees and/or their beneficiaries under the Seller Employee Plans and/or Company Employee Plans during the portion of the applicable plan year prior to the Closing Date, as applicable. The provisions of this Section 7.4 shall apply to any Transferred Employees who are on disability or leave of absence. Buyer shall assume full responsibility for providing COBRA Continuation Coverage to Transferred Employees and former employees of the Company or the Subsidiaries who are "M&A Qualified Beneficiaries" as the term is defined in Treas. Reg. ss.ss. 54.4980B-9.

(e) Stock Appreciation Rights Program. Effective as of the Closing Date, Buyer shall cause the Company to establish an equity appreciation rights program (the "SARs Program") (or other equivalent equity compensation or long term bonus plan) which shall enable the Compensation Committee of the Board of Directors to grant to the Transferred Employees cash-settled appreciation rights ("SARs") (similar to the stock appreciation rights of a corporate entity) on the LLC membership interests of the Company or such other equity interests as shall represent the equity ownership in the Company's business. The terms and conditions of the SARs Program shall be substantially equivalent to those of the Company's 2002 Stock Incentive Plan.

(f) Bonus Plan. On or about March 31, 2006, Buyer shall cause the Company to make a bonus payment under the Company's 2005 Annual Bonus Plan to each Transferred Employee eligible therefor who remains in the employ of the Company on such date in an amount equal to the sum of (a) the amounts accrued therefor through the date of this agreement and (b) provided that such Transferred Employee's performance continues as it has heretofore and subject to the terms and conditions of such Plan, the amount accrued therefor thereafter in the ordinary course of business through December 31, 2005,

7.5 Public Announcements.  Other than as otherwise permitted by Sections 7.1 and
7.3 of this Agreement, prior to the later to occur of (i) six months after the Closing and (ii) the close of business on the date that constitutes the six-month anniversary of the execution of this Agreement, Buyer and Seller shall consult with each other before they or any of their Affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (but no approval thereof shall be required). Buyer and Seller and their Affiliates shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law.

7.6 Restructuring Merger; Stockholder Approval; Preparation of Proxy Statement.

(a) Following the execution and delivery of this Agreement and prior to the Closing, XO and Seller shall (i) take all corporate action necessary to enter into and complete the Restructuring Merger, whereupon XO shall be merged with an into XO LLC and the Company shall become a wholly-owned subsidiary of Seller and (ii) complete all necessary filings and notices under the Exchange Act and the Securities Act necessary to establish Seller as the "successor entity" of the Company for purposes of the federal securities laws.

(b) Seller shall, as promptly as practicable following the consummation of the Restructuring Merger, prepare and file with the SEC the Proxy Statement. Seller, acting through the Board shall, subject to Section 7.3 and its fiduciary duties under Applicable Law, include in the Proxy Statement, the Recommendation of the Board that the stockholders of Seller adopt this Agreement and approve the transactions contemplated by this Agreement (including without limitation the Limited Liability Agreement Amendment). No filing of, or amendment or supplement to, or correspondence to the SEC will be made by Seller without providing the Buyer with an opportunity to review and comment thereon. Seller will advise the Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Stockholders' Meeting any information relating to Seller, the Subsidiaries or the Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Seller or the Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.

(c) Seller shall, as promptly as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose contemplated by the Proxy Statement (the "Stockholders' Meeting"). Subject to Section 7.3, Seller shall (i) use its best efforts to solicit from stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby (including the Limited Liability Agreement Amendment) and by the Related Documents for the Stockholders' Meeting and (ii) recommend to its stockholders the adoption of this Agreement and approval of the transactions contemplated hereby and by the Related Documents.

(d) Promptly following Stockholders' Meeting, XO and Seller shall take all corporate action necessary to file and make effective the Limited Liability Agreement Amendment.

7.7 Fees and Expenses.

(a)  Except as  otherwise  expressly  provided in this  Agreement,  all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred. Buyer shall be obligated to pay any and all costs of any audit of the Company and the Subsidiaries as may be required to enable Buyer to complete and file any filing by Buyer or its Affiliates with the SEC.

(b) If this Agreement shall be terminated pursuant to Section 11(c)(i), 11(d)(i) or 11(d)(ii) then Seller will pay to Buyer, or as directed by Buyer, an amount equal to $7,000,000.

7.8 Transfer Taxes. All sales, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Buyer, Seller, the Company or any Subsidiary, shall be borne equally by Buyer and Seller, and Buyer and Seller shall cooperate in filing all necessary documentation with respect to, and making all payments of, such Taxes and fees on a timely basis.

7.9 Action Regarding Indemnities. Buyer agrees that it will not knowingly take any action after the Closing that would limit, reduce or extinguish any indemnity or right of contribution from a Third Party which may be available to Seller, Buyer or the Company or any Subsidiary, and will use commercially reasonable efforts to take all necessary action to preserve claims under any such indemnity of which it has actual knowledge.

7.10 Casualty Loss. Notwithstanding anything to the contrary in this Agreement, in the event of damage by fire or other casualty to the properties or assets of the Company or any Subsidiary prior to Closing, this Agreement shall remain in full force and effect, there shall be no reduction in the Purchase Price and no failure of a condition to Closing shall be deemed to exist by virtue of such event if, in any such event Seller, at its option and prior to Closing, (i) repairs such damage (which Seller shall have no obligation to do) (ii) collects (and when collected pays over to Buyer) any insurance claims related to such damage; provided that the amount so paid over to the Buyer is sufficient to fully repair such damage and that such damage is capable of being so repaired within a reasonable period of time given the exigencies of the Business.

7.11 Excluded Assets. Notwithstanding the restrictions set forth regarding the conduct of the Company and its Subsidiaries pending closing set forth in Article 6 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Company or any Subsidiary to transfer to Seller or any of its Affiliates (other than the Company or any Subsidiary), the following:

(a)  the stock of LMDS Holdings;

(b) all of the cash and Marketable Securities of the Company and the Subsidiaries and the interests in the ATLT held by it and its subsidiaries;

(c) all assets related to the Excluded Liabilities, including books and records relating to the Company's outstanding securities and debt obligations, and all claims and causes of action asserted by the Company in the Allegiance Litigation

(d)  all assets listed in Schedule 7.11; and

(e)  the Excluded Information.

     Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller's representations and warranties in Article 4 shall not apply to any of the items described in clauses (a) and (e) of the immediately preceding sentence and the Excluded Liabilities.

     7.12 Use of Trademarks.

(a) Subject to the provisions of this Section 7.12, it is understood and agreed that following the Closing, Seller will cease using the trademark and tradename "XO Communications" and its associate logo. As and to the extent the trademark and logo set forth on Schedule 7.12(a) (together with any variations or derivatives thereof, the "Trademarks") are used by any of Seller's Affiliates (other than the Company and the Subsidiaries) on stationery, signage, policies, forms, invoices, receipts, brochures, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials, in whatever form or media including electronic media ("Marked Materials") at the Closing, Seller and such Affiliates may continue to use such Marked Materials in the ordinary course of business consistent with past practices after the Closing for a period of ninety (90) days (the "Trademark Transition Period"). From and after the termination of the Trademark Transition Period, neither Seller nor any of its Affiliates (other than the Company and the Subsidiaries) shall have any right or interest in the Trademarks, including, without limitation, any right to the use thereof, and Seller shall and shall cause its Affiliates (other than the Company and the Subsidiaries) not to use the Trademarks or the Marked Materials in any manner or respect.

(b) Commencing as promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing, Seller shall make all filings with Government Entities (including without limitation, filing amendments to the charters and bylaws of Seller and the applicable Affiliates and filing appropriate amendments to policy form filings) to cause Seller and the applicable Affiliates to change any of their names that contain the Trademarks to a new corporate name that does not include the phrase "XO" or any confusing similar phrases. As promptly as practicable following the receipt of any necessary approvals of Government Entities, from and after the Closing Seller shall, and shall cause the applicable Affiliates to, cease to use in any form whatsoever any marks, designs, logos, names, which include the Trademarks or any trademark confusingly similar thereto, except for the purposes of historical identification in materials not designed as advertising or solicitation.

7.13 Insurance. Seller acknowledges and agrees that, following the Closing, Buyer shall retain the Insurance Policies in order to provide coverage for the Company and its Subsidiaries, and, as a result, Seller shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by the Seller for the Excluded Assets; provided, however, that Buyer shall provide to Seller, or Buyer shall cause an affiliate to provide to Seller, coverage under the Buyer's or the Buyer's affiliates' insurance program and at the Buyer's rates, at the Seller's cost. If any claims are made or losses occur prior to the Closing Date that relate solely to the business activities of the Excluded Assets and such claims, or the claims associated with such losses, may be made against the policies retained by the Company or the Buyer, then Buyer and the Company shall use its reasonable commercial efforts so that Seller can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies. Buyer shall be reimbursed by Seller (or otherwise indemnified and held harmless) for any Losses or other costs incurred by Buyer (including (i) by way of any reduction in, or loss of, available insurance to cover other insurable losses or associated expenses of Buyer, or (ii) increases in premium) arising out of Buyer pursuing these claims under such policies.

7.14 Real Property Rights.

(a) At any time following the date hereof through the first anniversary of the Closing Date (the "Review Period"), Buyer shall cooperate with Seller to effect the (i) assignment or transfer to Seller, (ii) sublease to Seller, or (iii) use or occupancy by Seller, in each case of any rights of the Company or its affiliates to install, maintain, or operate telecommunications equipment on the roof of any leased real property of Company or its affiliates, including any rights to associated risers, conduit, technical space, office space, utilities, access, and other customary rights (in aggregate, "Roof Rights"). In furtherance of the foregoing, Buyer agrees to provide Seller within sixty (60) days of the date hereof with copies of all real property leases, draft or proposed real property leases or term sheets, and contact information for all lessors or proposed lessors of such property.

(b) Buyer agrees to assign to Seller on commercially reasonable terms any and all Roof Rights requested in writing by Seller to the extent such assignment is permitted under the applicable leases or building licenses, or if Buyer and Seller through the exercise of reasonable efforts are able to obtain the consent of the applicable lessor or licensor to such assignment. Buyer agrees that, in the event any proposed assignment is not permitted or obtained, Buyer shall enter into a sublease of such lease for the purpose of conveying the requested Roof Rights to Seller to the extent such sublease is permitted under the terms of the applicable lease, or if Buyer and Seller through the exercise of reasonable efforts are able to obtain the consent of the applicable lessor to such subtenancy. Buyer agrees that Seller shall be permitted to contact, discuss, and negotiate the terms of any such proposed assignment or subtenancy with the applicable lessors or proposed lessors provided that Seller shall provide reasonable advance notice to Buyer of any intended written or oral communications with lessors or such licensors and permit Buyer to participate in any such discussions or negotiations. In the event that any assignment or subtenancy is not permitted under the terms of the applicable lease and consent can not be obtained with respect thereto by Buyer and Seller through the exercise of reasonable efforts, Buyer agrees to use its commercially reasonable efforts to obtain wireless reserve capacity services from Seller to provide fixed wireless telecommunications services to the customer or customers identified by Seller, and to engage Seller to provide the wireless spectrum and related technical services to permit Buyer to provide such services (a "Resale Implementation"). In connection with such Resale Implementation, Buyer shall enter into subcontracting or services agreements on commercially reasonable terms to permit Seller to install the necessary equipment and complete the technical analysis to permit Buyer to provide the services to the end user customer in the Resale Implementation.

(c) Seller agrees that it shall not have any right to alter, or seek the alteration of, the terms of existing leases or building licenses without the expressed written consent of Buyer, except to seek the conveyance of Roof Rights from Buyer to Seller as provided in Section 7.14(b). Seller agrees that the Roof Rights do not, and will not, include any rights in use by Buyer at such time, or planned to be used by Buyer within six months of the end of the Renewal Period. Seller shall indemnify and hold harmless Buyer from any damages, claims, costs, expenses, or other liabilities arising from any agreement by Seller amending the terms of any existing lease or building license not agreed to in writing by Buyer.

(d) Upon renewal of any lease containing Roof Rights, Buyer shall cooperate with Seller to effect the renewal of such Roof Rights at the expense of Seller.

7.15 Termination of Representation and Warranties/Disclaimer.

(a) All representations and warranties contained in this Agreement will terminate effective as of the Closing Date and shall be of no further force and effect.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of each Party that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given in
     Article 4 of this Agreement, and it is understood that, except for the representations and warranties contained herein, Buyer takes the Equity Interests and the business and assets of the Company and the Subsidiaries "as is" and "where is." Without limiting the generality of the immediately foregoing, except for the representations and warranties contained in
     Article 4, Seller hereby expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to (a) the condition of the assets of the Company and the Subsidiaries (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) or (b) any infringement by Seller or any of its Affiliates (including the Company and the Subsidiaries) of any patent or proprietary right of any Third Party; it being the intention of Seller and Buyer that the business and assets of the Company and the Subsidiaries are to be accepted by Buyer in their present condition and state of repair. It is understood that any cost estimates, projections, or other predictions contained or referred to in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or
     warranties  of  Seller,   any  of  its  Affiliates,   the  Company  or  the
     Subsidiaries.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY.

     The respective obligations of Seller, the Company and Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

8.1 Legal Proceedings. No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any material proceeding seeking such an Order, or in any way challenging such transaction or seeking damages from any person in connection therewith be pending or threatened, nor shall there be any action taken, or any Applicable Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal.

8.2 HSR Act, FCC Approval and Consents. Any waiting period (including any extension thereof) applicable to the purchase and sale of the Equity Interests to Buyer under the HSR Act shall have terminated or expired and there shall have been obtained approval by the FCC (if any) and any and all other Regulatory Approvals specified on Schedule 8.2 shall have been obtained, except for Regulatory Approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

8.3 Restructuring Merger/ Limited Liability Agreement Amendment. The Restructuring Merger shall have been consummated and be effective and, subject to Section 8.4, the Limited Liability Agreement Amendment shall be in full force and effect and shall be the Limited Liability Agreement of the Company on the Closing Date.

8.4 Stockholder Approval. The stockholders shall have approved the transactions contemplated by this Agreement (including the Limited Liability Agreement Amendment) in the manner contemplated by Section 7.6 (the "Stockholder Approval").

                                   ARTICLE 9
                       CONDITIONS TO OBLIGATIONS OF SELLER

     The   obligations  of  Seller  and  XO  to  consummate   the   transactions
contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of each of the following conditions:

9.1 Representations and Warranties True. All the representations and warranties of the Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, provided, however, that any such representation or warranty qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects, except, in each case, as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

9.2 Covenants and Agreements Performed. The Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

9.3 Fairness Opinion. If requested by the Special Committee, Jefferies shall have issued to the Special Committee an updated opinion dated as of the Closing Date.

                                   ARTICLE 10
                     CONDITIONS TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of each of the following conditions:

10.1 Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, provided, however, that any such representation or warranty qualified by a reference to materiality or a Material Adverse Effect shall be true and correct in all respects except, in each case, as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

10.2 Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

10.3 No Material Adverse Change. No event resulting in a Material Adverse Effect shall have occurred.

                                   ARTICLE 11
                        TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned, unless expressly limited to a specific time period, at any time prior to the Closing (whether before or after the Stockholder Approval) in the following manner:

(a) Mutual Consent. By mutual written consent of Seller and Buyer, which consent shall have been approved by their respective boards of directors and the Special Committee.

(b) Termination by Seller, the Company or Buyer. By either Seller, the Company or Buyer,

     (i) if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Equity Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable;

     (ii) if the Closing shall not have occurred on or before 240 days after the date hereof, but the right to terminate this Agreement under this
          Section 11.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

     (iii) if the Stockholders' Meeting shall have been held and adoption of this Agreement and approval of the transactions contemplated hereby and by the Related Documents shall not have been obtained at such meeting or any adjournment thereto.

(c)  Termination by Seller or the Company. By either Seller or the Company,

     (i) if the Special Committee changes its Recommendation to the Board (in accordance with Section 7.3); or

     (ii) if the Buyer shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to the Buyer, and provided further that such termination may only occur, if such breach or failure would prevent or materially impair the consummation of the transactions contemplated hereby.

(d)  Termination by Buyer. By Buyer,

     (i) at any time on or prior to the Stockholders' Meeting, if the Special Committee, or the Board (based upon the affirmative Recommendation of the Special Committee) shall have withdrawn or modified (in a manner adverse to Buyer) its Recommendation or if the Special Committee, or the Board (based upon the affirmative Recommendation of the Special Committee) shall have recommended any Superior Proposal, or shall have resolved to do any of the foregoing;

     (ii) at any time on or prior to the Stockholders' Meeting, if Seller or the Company have entered into a definitive agreement with respect to a Superior Proposal (provided that Seller has complied with Section 7.3); or

     (iii) if Seller or the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Seller, and provided further that such termination may only occur, in the case of a breach of a representation or warranty, if such breach would have a Material Adverse Effect or would prevent or materially impair the consummation of the transactions contemplated hereby and, in the case of any failure to perform, if such failure would prevent or materially impair the consummation of the transactions contemplated hereby.

11.2 Effect of Termination. If a Party terminates this Agreement under Section 11.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article 11 and Sections 7.1(a) (relating to confidentiality),
Section 7.5 and Section 7.7 shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve either Party from liability for fraud or knowing and willful breach of its covenants and agreements made herein.

                                   ARTICLE 12
                                   TAX MATTERS

12.1 Tax Sharing Agreements. All Tax allocation or Tax sharing agreements or arrangements between the Company or any of its Subsidiaries and their respective successors and assigns, on the one hand, and any other Person, on the other hand, including the Tax Allocation Agreement, will be terminated as to such parties as of the Closing Date and no amounts shall be paid or payable in respect of such agreements after the Closing Date. Buyer acknowledges that on or prior to the Closing Date, Seller shall, and shall cause the Company and each of the Subsidiaries and their respective successors and assigns to, execute instruments evidencing their respective waivers of any entitlements under or in respect of such agreements or arrangements and enter into the Tax Termination and Indemnity Agreement.

12.2 Tax Return Preparation. Each Pre-Closing Tax Return shall be prepared and filed by Seller or an Affiliate thereof. Seller shall timely pay or cause to be paid all Taxes due with respect to such Pre-Closing Tax Returns. The Buyer shall cause the Company and the Subsidiaries to furnish Tax information to Seller as requested in order to permit Seller or any of its subsidiaries (including LMDS Holdings) to timely prepare and file the Pre-Closing Tax Returns. Each Post-Closing Tax Return shall be prepared and filed by the Buyer. The Buyer shall timely pay or cause to be paid all Taxes shown on such Post-Closing Tax Returns.

12.3 Tax Allocation for Periods Through the Closing Date. To the extent permitted by applicable law, the Parties shall treat or elect to treat the Closing Date as the last day of any taxable period. Buyer shall determine the allocation of items under Treasury Regulation Section 1.1502-76(b)(2); provided that Buyer shall not make a ratable allocation election thereunder without Seller's consent.

12.4 Use of Consistent Tax Practices. Any Post-Closing Tax Return to the extent the items reported on such Tax Return might reasonably be expected to increase any Tax liability of Seller or an Affiliate thereof for any taxable period shall be prepared in accordance with past Tax accounting and other practices used by the Company or Seller with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under applicable Tax law), in accordance with reasonable practices selected by the Buyer with the consent, not to be unreasonably withheld or delayed, of Seller. The Seller shall cause all Pre-Closing Tax Returns to be prepared in accordance with past tax accounting and other practices.

12.5 Refunds or Credits. Except as otherwise set forth in this Agreement, (i) to the extent any refunds or credits with respect to Taxes of the Company or the Subsidiaries are attributable to a Pre-Closing Tax Return, such refunds or credits shall be for the account of Seller, and (ii) to the extent that any refunds or credits with respect to Taxes of the Company or the Subsidiaries are attributable to a Post-Closing Tax Return, such refunds or credits shall be for the account of the Buyer. The Buyer shall, or cause its Affiliates or the Company and the Subsidiaries to, forward to Seller or to reimburse Seller for any such refunds or credits for the account of Seller within ten (10) business days from receipt thereof by the Buyer, any of its Affiliates or the Company and the Subsidiaries. Seller shall forward to the Buyer or reimburse the Buyer for any refunds or credits for the account of the Buyer within ten (10) business days from receipt thereof by Seller. Any refunds or reimbursements not made within the ten (10) business day period specified above shall bear interest from the date received by the refunding or reimbursing Party at the Prime Rate.

12.6 Filing of Amended Returns. Any amended Tax Return or claim for Tax refund for any Pre-Closing Tax Period shall be filed, or caused to be filed, only by Seller or its subsidiary and the Buyer shall cooperate with Seller or an Affiliate thereof in filing such Tax Returns, if applicable. Any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period shall be filed, or caused to be filed, only by the Buyer. The Buyer shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period to the extent that such filing, if accepted, reasonably might be expected to change the Tax liability of Seller or any of its subsidiaries for any taxable period.

12.7 Assistance and Cooperation. Seller, the Buyer, their respective Affiliates, and the Company and the Subsidiaries shall cooperate (and shall use their commercially reasonable efforts to cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and the Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due, and the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. The Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extensions thereof) of the taxable period to which such Tax Returns and other documents and information relate or until the final determination of any controversy with respect to such taxable period and until the final determination of any payments that may be required with respect to such taxable period under this Agreement. Each of the Parties shall also make available to the other Parties, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. At Seller's request, the Buyer shall cause any of the Company and its subsidiaries to make or join with Seller in making any election ("Non Adverse Election") if the making of such election does not subject to any unreimbursed cost, or otherwise does not have an adverse impact on, the Buyer or the Company and the subsidiaries. At Buyer's request, Seller and its subsidiaries (including LMDS Holdings) shall make or join with Buyer in making any Non Adverse Election, if the making of such election does not subject Seller or any of its subsidiaries (including LMDS Holdings) to any unreimbursed cost, or otherwise does not have an adverse impact on the Seller or any of its subsidiaries (including LMDS Holdings). Seller shall, at the request of and to the extent requested by Buyer, make the apportionment elections pursuant to Treasury Regulation Section 1.1502-95(c) with respect to the items described therein; provided that a consolidated Section 382 limitation shall be allocated to the Seller and its subsidiaries in proportion to the items potentially subject to such limitation attributable to the Seller and its subsidiaries.

12.8 Buyer's Indemnity for Post Closing Transactions. The Buyer agrees to indemnify Seller for any additional Tax owed by Seller or LMDS Holdings (including Tax owed by Seller or LMDS Holdings due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Equity Interests. The Buyer and Seller, their respective Affiliates, and the Company and the Subsidiaries shall, to the extent permitted by law, treat any payments made pursuant to this Section 12.8 as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

12.9 Post-Closing Treatment. The Buyer shall take such actions as may be required to ensure that at no time during the two years after the Closing Date the Company (or an entity treated as its successor for corporate law purposes) is treated as a corporation for United States federal income tax purposes, including refraining from either making an election or causing an election to be made to classify such entity as a corporation for such purposes or otherwise converting such entity into an entity treated as a corporation for such purposes.

12.10 Tax Claim Notices. Each Party shall promptly notify the other Party of the commencement of any demand, claim, audit, examination, action or other proposed change or adjustment by any Taxing Authority concerning any Tax, or any other adjustment or claim, which could give rise to a liability for Taxes of the other Party or other payment pursuant to this Article 12 or Section 7.8, as the case may be (each a "Tax Claim"). Such notice shall contain factual information describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority or other Person in respect of any such asserted Tax Claim.

12.11 Pre-Closing Tax Period Tax Claims. Seller, or an Affiliate of Seller, at its own expense, shall have the sole right to represent the Company and the Subsidiaries' interests in any Tax Claim relating to any Pre-Closing Tax Period and to employ counsel of its choice, unless Seller elects in writing not to control the handling of such Tax Claim. Seller shall use their commercially reasonable efforts to provide the Buyer with the right to participate in such Tax Claim at its own expense. If Seller or an Affiliate elects to control the defense, compromise or settlement of any Tax Claim, Seller shall use its commercially reasonable efforts to keep the Buyer informed of the progress and disposition of such Tax Claim. The Buyer shall handle any Tax Claim relating to any taxable period of the Company and the Subsidiaries included in a Pre-Closing Tax Period which Seller elects in writing not to control.

12.12 Survival. All of the covenants, obligations and agreements of the Parties set forth in this Article 12 shall survive the Closing.

                                   ARTICLE 13
                       INDEMNITY FOR EXCLUDED LIABILITIES

13.1 Indemnity. From and after the Closing Date, Seller shall indemnify the Buyer, its Affiliates (including the Company and the Subsidiaries) and its directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse the Buyer, its Affiliates (including the Company and the Subsidiaries) and its directors, officers, employees and agents, for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the reasonable fees and expenses of such indemnified parties' counsel and court costs), whether or not resulting from third party claims, resulting from or arising out of any Excluded Liabilities.

13.2 Survival. The indemnity set forth in this Article 13 shall survive the Closing.

                                   ARTICLE 14
                                OTHER PROVISIONS

14.1 Notices. All notices and other communications hereunder (each a "Notice") shall be in writing and shall be deemed duly given or made (i) as of the date and time delivered by hand or sent by facsimile or e-mail (in the latter two cases with electronic evidence of receipt by the recipient of the Notice) if delivered personally or by facsimile or e-mail and (ii) on the third business day after deposit in the U.S. Mail, if mailed by registered or certified mail (return receipt requested), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by written notice):

         If to the Buyer:

                  Elk Associates LLC
                  c/o Icahn Associates Corp.
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention:  Marc Weitzen
                  Fax: (212) 688-1158
                  E-Mail: mweitzen@sfire.com



         If to Seller:

                  XO Communications, Inc.
                  11111 Sunset Hills Road
                  Reston, VA  20190
                  Attention:  Simone Wu
                  Fax: 703-547-2025
                  E-Mail: simone.wu@xo.com

         with a copy to:

                  Willkie Farr & Gallagher LLP
                  787 Seventh Avenue
                  New York, NY 10019
                  Attention:  Bruce R. Kraus, Esq.
                  Fax:  (212) 728-9107
                  E-Mail:  bkraus@willkie.com

         If to the Special Committee:

                  XO Communications, Inc.
                  11111 Sunset Hills Road
                  Reston, VA  20190
                  Attention:  Robert Knauss
                  Fax:  (703) 547-2000


         with a copy to:

                  Greenberg Traurig, LLP
                  The MetLife Building
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Alan I. Annex, Esq.
                  Fax:  (212) 801-6400
                  E-Mail:  annexa@gtlaw.com


14.2 Entire Agreement. This Agreement, together with the Disclosure Schedules, the Exhibits, and the Related Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

14.3 Binding Effect; Assignment; No Third Party Benefit. Subject to the following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, the Buyer shall be entitled to assign this Agreement and any and all of their rights and obligations hereunder to an Affiliate of such Party without the prior written consent of any other Party hereto; provided, further, that no such assignment shall (i) have a material adverse effect on, or materially delay, the consummation of the transactions contemplated hereby or (ii) relieve the Buyer from any obligation hereunder. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

14.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect.

14.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules or principles.

14.6 Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal or State court located in the borough of Manhattan, State of New York (including the United States District Court for the Southern District of New York and the New York State Supreme Court, County of New York), in the event any dispute arises out of this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any Related Agreement or any of the transactions contemplated hereby and thereby in any other court other than such courts.

14.7 Further Assurances. From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

14.8 Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

14.9 Disclosure. Each Disclosure Schedule to this Agreement shall only be deemed to include and incorporate disclosures made on the other Disclosure Schedules to this Agreement to the extent such other disclosures are expressly cross-referenced on the applicable other Disclosure Schedule, except to the extent Buyer is reasonably apprised from the context and content of the disclosure that such disclosure relates to another Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

14.10 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties and such amendment or modification is approved by the Special Committee and no performance, term or condition can be waived in whole or in part, except by a writing signed by the Party against whom enforcement of the waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

     IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                              XO HOLDINGS, INC.
                              (Seller)


                              By:    /s/ Carl J. Grivner
                                     -------------------
                              Name:  Carl J. Grivner
                              Title: President and Chief Executive Officer


                              XO COMMUNICATIONS, INC.
                              (Company)


                              By:    /s/ Carl J. Grivner
                                     -------------------
                              Name:  Carl J. Grivner
                              Title: Chief Executive Officer


                              ELK ASSOCIATES LLC
                              (Buyer)


                              By:    /s/ Edward Mattner
                                     ------------------
                              Name:  Edward Mattner
                              Title: Treasurer

                              DISCLOSURE SCHEDULES

                                    EXHIBITS